EXHIBIT 21.01
Subsidiaries of Registrant

Name of Entity	Jurisdiction of Incorporation or Organization

PDF Solutions GmbH	Germany

PDF Solutions KK	Japan

PDF Solutions International Services, Inc.	Delaware